Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-234350), Post-Effective Amendment No. 1 to the Registration Statement (No. 333- 214452), Post-Effective Amendment No. 1 to the Registration Statement (No. 333-181837), and Post- Effective Amendment No. 2 to the Registration Statement (No. 333-106881) on Form S-8 of FirstCash Holdings, Inc. of our reports dated February 1, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FirstCash, Inc., appearing in the Annual Report on Form 10-K of FirstCash, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Dallas, Texas

December 20, 2021